Exhibit 10.3
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of May 1, 2008 (the “Effective Date”), by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (the “Company”), and ERIC SWENSON (the “Employee”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
     1. Purpose and Release. The purpose of this Agreement is to terminate all prior agreements between Company, and any of its affiliates, and Employee relating to the subject matter of this Agreement (including an Employment Agreement dated March 9, 2005 with Fidelity Information Services, Inc.), to recognize Employee’s significant contributions to the overall financial performance and success of Company, to protect Company’s business interests through the addition of restrictive covenants, and to provide a single, integrated document which shall provide the basis for Employee’s continued employment by Company. In consideration of the execution of this Agreement and the termination of all such prior agreements, the parties each release all rights and claims that they have, had or may have arising under such prior agreements.
     2. Employment and Duties. Subject to the terms and conditions of this Agreement, Company employs Employee to serve as President, Mortgage Information Services. Employee accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position and such other duties and responsibilities as may be prescribed from time to time by the Chief Executive Officer (the “CEO”) or the Board of Directors of the Company (the “Board”). Except as expressly provided in Subsection 13(c), Employee shall devote substantially all of his business time, attention and effort to the performance of his duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise without the express written consent of the CEO or Board, other than personal, personal investment, charitable, or civic activities or other matters that do not conflict with Employee’s duties.
     3. Term. This Agreement shall commence on the Effective Date and, unless terminated as set forth in Section 8, continue through April 15, 2011. This Agreement shall be extended automatically for successive one (1) year periods (the initial period and any extensions being collectively referred to as the “Employment Term”). Either party may terminate this Agreement as of the end of the then-current period by giving written notice at least thirty (30) days prior to the end of that period. Notwithstanding any termination of this Agreement or Employee’s employment, Sections 8 through 10 shall remain in effect until all obligations and benefits that accrued prior to termination are satisfied.
     4. Salary. During the Employment Term, Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of no less than $490,000.00 per year, payable at the time and in the manner dictated by Company’s standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not decreased without Employee’s express written consent) at the discretion of the CEO, Board or Compensation Committee of the Board (the “Committee”) to reflect, among other matters, cost of living increases and performance results (such annual base salary, including any increases pursuant to this Section 4, the “Annual Base Salary”).
     5. Other Compensation and Fringe Benefits. In addition to any executive bonus, pension, deferred compensation and long-term incentive plans which Company or an affiliate of Company may from time to time make available to Employee, Employee shall be entitled to the following during the Employment Term:
(a)	the standard Company benefits enjoyed by Company’s other top executives as a group;

(b)	medical and other insurance coverage (for Employee and any covered dependents) provided by Company to its other top executives as a group;

(c)	supplemental disability insurance sufficient to provide two-thirds of Employee’s pre-disability Annual Base Salary;

(d)	an annual incentive bonus opportunity under Company’s annual incentive plan (“Annual Bonus Plan”) for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by the CEO, Board or Committee (“Annual Bonus”). Employee’s target Annual Bonus under the Annual Bonus Plan shall be no less than 100% of Employee’s Annual Base Salary, with a maximum of up to 200% of Employee’s Annual Base Salary (collectively, the target and maximum are referred to as the “Annual Bonus Opportunity”). Employee’s Annual Bonus Opportunity may be periodically reviewed and increased (but not decreased without Employee’s express written consent) at the discretion of the Committee, Board or CEO. The Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates. Unless provided otherwise herein or the Board determines otherwise, no Annual Bonus shall be paid to Employee unless Employee is employed by Company, or an affiliate thereof, on the Annual Bonus payment date; and

(e)	participation in Company’s equity incentive plans.
     6. Vacation. For and during each calendar year within the Employment Term, Employee shall be entitled to reasonable paid vacation periods consistent with Employee’s position and in accordance with Company’s standard policies, or as the CEO, Board or Committee may approve. In addition, Employee shall be entitled to such holidays consistent with Company’s standard policies or as the CEO, Board or Committee may approve.
     7. Expense Reimbursement. In addition to the compensation and benefits provided herein, Company shall, upon receipt of appropriate documentation, reimburse Employee each month for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses to the extent such reimbursement is permitted under Company’s expense reimbursement policy.

     8. Termination of Employment. Company or Employee may terminate Employee’s employment at any time and for any reason in accordance with Subsection 8(a) below. The Employment Term shall be deemed to have ended on the last day of Employee’s employment. The Employment Term shall terminate automatically upon Employee’s death.
(a)	Notice of Termination. Any purported termination of Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in Section 25. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the Date of Termination (as that term is defined in Subsection 8(b)) and, with respect to a termination due to Cause (as that term is defined in Subsection 8(d)), Disability (as that term is defined in Subsection 8(e)) or Good Reason (as that term is defined in Subsection 8(f)), sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from Company shall specify whether the termination is with or without Cause or due to Employee’s Disability. A Notice of Termination from Employee shall specify whether the termination is with or without Good Reason or due to Disability.

(b)	Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given) or the date of Employee’s death.

(c)	No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(d)	Cause. For purposes of this Agreement, a termination for “Cause” means a termination by Company based upon Employee’s: (i) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by Company that would otherwise constitute Good Reason); (ii) willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by Company that would otherwise constitute Good Reason); (iii) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty; (iv) material breach of this Agreement; or (v) failure to materially cooperate with or impeding an investigation authorized by the Board.

(e)	Disability. For purposes of this Agreement, a termination based upon “Disability” means a termination by Company based upon Employee’s entitlement to long-term disability benefits under Company’s long-term disability plan or policy, as the case may be, as in effect on the Date of Termination.

(f)	Good Reason. For purposes of this Agreement, a termination for “Good Reason” means a termination by Employee during the Employment Term based upon the occurrence (without Employee’s express written consent) of any of the following:
(i)	a material diminution in Employee’s position or title, or the assignment of duties to Employee that are materially inconsistent with Employee’s position or title;

(ii)	a material diminution in Employee’s Annual Base Salary or Annual Bonus Opportunity;

(iii)	within six (6) months immediately preceding or within two (2) years immediately following a Change in Control: (A) a material adverse change in Employee’s status, authority or responsibility (e.g., The Company has determined that a change in the department or functional group over which Employee has managerial authority would constitute such a material adverse change); (B) a change in the person to whom Employee reports that results in a material adverse change to the Employee’s service relationship or the conditions under which Employee performs his duties; (C) a material adverse change in the position to whom Employee reports or a material diminution in the authority, duties or responsibilities of that position; (D) a material diminution in the budget over which Employee has managing authority; or (E) a material change in the geographic location of Employee’s principal place of employment, which is currently Jacksonville, Florida (e.g., The Company has determined that a relocation of more than thirty-five (35) miles would constitute such a material change); or

(iv)	a material breach by Company of any of its obligations under this Agreement.
Notwithstanding the foregoing, Employee being placed on a paid leave for up to sixty (60) days pending a determination of whether there is a basis to terminate Employee for Cause shall not constitute Good Reason. Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) Employee gives Notice of Termination to Company specifying the condition or event relied upon for such termination either: (x) within ninety (90) days of the initial existence of such event; or (y) in the case of an event predating a Change in Control, within ninety (90) days of the Change in Control; and (2) Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Employee’s Notice of Termination.
     9. Obligations of Company Upon Termination.
(a)	Termination by Company for a Reason Other than Cause, Death or Disability and Termination by Employee for Good Reason. If Employee’s employment is terminated by: (1) Company for any reason other than Cause, Death or Disability; or (2) Employee for Good Reason:
(i)	Company shall pay Employee the following (collectively, the “Accrued Obligations”): (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary; (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to Employee for expenses incurred prior to the Date of Termination; and (C) no later than March 15th of the year in which the Date of Termination occurs, any earned but unpaid Annual Bonus payments relating to the prior calendar year;

(ii)	Company shall pay Employee no later than March 15th of the calendar year following the year in which the Date of Termination occurs, a prorated Annual Bonus based upon the actual Annual Bonus that would have been earned by Employee for the year in which the Date of Termination occurs (based upon the target Annual Bonus opportunity in the year in which the Date of Termination occurred, or the prior year if no target Annual Bonus opportunity has yet been determined, and the actual satisfaction of the applicable performance measures, but ignoring any requirement under the Annual Bonus plan that Employee must be employed on the payment date) multiplied by the percentage of the calendar year completed before the Date of Termination;

(iii)	Company shall pay Employee, within thirty (30) business days after the Date of Termination, a lump-sum payment equal to 300% of the sum of: (A) Employee’s Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which Employee did not expressly consent in writing); and (B) the highest Annual Bonus paid to Employee by Company within the three (3) years preceding his termination of employment or, if higher, the target Annual Bonus opportunity in the year in which the Date of Termination occurs;

(iv)	All stock option, restricted stock and other equity-based incentive awards granted by Company that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be; unless the equity incentive awards are based upon satisfaction of performance criteria; in which case, they will only vest pursuant to their express terms; and

(v)	As long as Employee pays the full monthly premiums for COBRA coverage, Company shall provide Employee and, as applicable, Employee’s eligible dependents with continued medical and dental coverage, on the same basis as provided to Company’s active executives and their dependents until the earlier of: (i) three (3) years after the Date of Termination; or (ii) the date Employee is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer. In addition, within thirty (30) business days after the Date of Termination, Company shall pay Employee a lump sum cash payment equal to thirty-six monthly medical and dental COBRA premiums based on the level of coverage in effect for the Employee (e.g., employee only or family coverage) on the Date of Termination.
(b)	Termination by Company for Cause and by Employee without Good Reason. If Employee’s employment is terminated by Company for Cause or by Employee without Good Reason, Company’s only obligation under this Agreement shall be payment of any Accrued Obligations.

(c)	Termination due to Death or Disability. If Employee’s employment is terminated due to death or Disability, Company shall pay Employee (or to Employee’s estate or personal representative in the case of death), within thirty (30) business days after the Date of Termination: (i) any Accrued Obligations; plus (ii) a prorated Annual Bonus based upon the target Annual Bonus opportunity in the year in which the Date of Termination occurred (or the prior year if no target Annual Bonus opportunity has yet been determined) multiplied by the percentage of the calendar year completed before the Date of Termination; plus (iii) the unpaid portion of the Annual Base Salary for the remainder of the Employment Term.

(d)	Definition of Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean that the conditions set forth in any one of the following subsections shall have been satisfied:
(i)	the acquisition, directly or indirectly, by any “person” (within the meaning of Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and used in Sections 13(d) and 14(d) thereof) of “beneficial ownership” (within the meaning of Rule 13d-3 of the Exchange Act) of securities of Company possessing more than 50% of the total combined voting power of all outstanding securities of Company;

(ii)	a merger or consolidation in which Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(iii)	a reverse merger in which Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of all outstanding voting securities of Company are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger;

(iv)	during any period of two (2) consecutive years during the Employment Term or any extensions thereof, individuals, who, at the beginning of such period, constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period;

(v)	the sale, transfer or other disposition (in one transaction or a series of related transactions) of assets of Company that have a total fair market value equal to or more than one-third of the total fair market value of all of the assets of Company immediately prior to such sale, transfer or other disposition, other than a sale, transfer or other disposition to an entity (x) which immediately following such sale, transfer or other disposition owns, directly or indirectly, at least 50% of Company’s outstanding voting securities or (y) 50% or more of whose outstanding voting securities is immediately following such sale, transfer or other disposition owned, directly or indirectly, by Company. For purposes of the foregoing clause, the sale of stock of a subsidiary of Company (or the assets of such subsidiary) shall be treated as a sale of assets of Company; or

(vi)	the approval by the stockholders of a plan or proposal for the liquidation or dissolution of Company.
For purposes of this Agreement, no event or transaction that is entered into, is contemplated by, or occurs as a result of the proposed spin-off of the Lender Processing Services division by Fidelity National Information Services, Inc. that was publicly announced on October 25, 2007 shall constitute a Change in Control. In addition, Employee agrees and consents to any conversion or modification of outstanding stock options, restricted stock or other equity-based incentive awards permissible under their corresponding plans (if any) and/or the assignment of this Agreement in connection with that proposed transaction.

(e)	Six-Month Delay. To the extent Employee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable during the six-month period after separation from service, will be made during such six-month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six-month period.

     10. Excise Tax Gross-up Payments.
(a)	If any payments or benefits paid or provided or to be paid or provided to Employee or for his benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with Company or its subsidiaries or the termination thereof (a “Payment” and, collectively, the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, except as otherwise provided in this Subsection 10(a), Employee will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Employee of all income taxes, all employment taxes and any Excise Tax imposed upon the Gross-Up Payment (including any related interest and penalties), Employee retains an amount of the Gross-Up Payment equal to the Excise Tax (including any related interest and penalties) imposed upon the Payments. Notwithstanding the foregoing, if the amount of the Payments does not exceed by more than 3% the amount that would be payable to Employee if the Payments were reduced to one dollar less than what would constitute a “parachute payment” under Section 280G of the Code (the “Scaled Back Amount”), then the Payments shall be reduced, in a manner determined by Employee, to the Scaled Back Amount, and Employee shall not be entitled to any Gross-Up Payment.

(b)	An initial determination of (i) whether a Gross-Up Payment is required pursuant to this Agreement, and, if applicable, the amount of such Gross-Up Payment or (ii) whether the Payments must be reduced to the Scaled Back Amount and, if so, the amount of such reduction, will be made at Company’s expense by an accounting firm selected by Company. The accounting firm will provide its determination, together with detailed supporting calculations and documentation, to Company and Employee within ten (10) business days after the date of termination of Employee’s employment, or such other time as may be reasonably requested by Company or Employee. If the accounting firm determines that no Excise Tax is payable by Employee with respect to a Payment or Payments, it will furnish Employee with an opinion to that effect. If a Gross-Up Payment becomes payable, such Gross-Up Payment will be paid by Company to Employee within thirty (30) business days of the receipt of the accounting firm’s determination. If a reduction in Payments is required, such reduction shall be effectuated within thirty (30) business days of the receipt of the accounting firm’s determination. Within ten (10) business days after the accounting firm delivers its determination to Employee, Employee will have the right to dispute the determination. The existence of a dispute will not in any way affect Employee’s right to receive a Gross-Up Payment in accordance with the determination. If there is no dispute, the determination will be binding, final, and conclusive upon Company and Employee. If there is a dispute, Company and Employee will together select a second accounting firm, which will review the determination and Employee’s basis for the dispute and then will render its own determination, which will be binding, final, and conclusive on Company and on Employee for purposes of determining whether a Gross-Up Payment is required pursuant to this Subsection 10(b) or whether a reduction to the Scaled Back Amount is required, as the case may be. If as a result of any dispute pursuant to this Subsection 10(b) a Gross-Up Payment is made or additional Gross-Up Payments are made, such Gross-Up

Payment(s) will be paid by Company to Employee within thirty (30) business days of the receipt of the second accounting firm’s determination. Company will bear all costs associated with the second accounting firm’s determination, unless such determination does not result in additional Gross-Up Payments to Employee or unless such determination does not mitigate the reduction in Payments required to arrive at the Scaled Back Amount, in which case all such costs will be borne by Employee.

(c)	For purposes of determining the amount of the Gross-Up Payment and, if applicable, the Scaled Back Amount, Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made or the Scaled Back Amount is determined, as the case may be, and applicable state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee’s residence on the date of termination of Employee’s employment, net of the maximum reduction in federal income taxes that would be obtained from deduction of those state and local taxes.

(d)	As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments which will not have been made by Company should have been made, Employee’s Payments will be reduced to the Scaled Back Amount when they should not have been or Employee’s Payments are reduced to a greater extent than they should have been (an “Underpayment”) or Gross-Up Payments are made by Company which should not have been made, Employee’s Payments are not reduced to the Scaled Back Amount when they should have been or they are not reduced to the extent they should have been (an “Overpayment”). If it is determined that an Underpayment has occurred, the accounting firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by Company to or for the benefit of Employee. If it is determined that an Overpayment has occurred, the accounting firm shall determine the amount of the Overpayment that has occurred and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of Company; provided, however, that if Company determines that such repayment obligation would be or result in an unlawful extension of credit under Section 13(k) of the Exchange Act, repayment shall not be required. Employee shall cooperate, to the extent his expenses are reimbursed by Company, with any reasonable requests by Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

(e)	Employee shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require a payment resulting in an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such claim and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall: (i) give Company any information reasonably requested by Company relating to such claim; (ii) take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Company; (iii) cooperate with Company in good faith in order effectively to contest such claim; and (iv) permit Company to participate in any proceeding relating to such claim; provided, however, that Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including related interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Subsection 10(e), Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided, however, that if Company directs Employee to pay such claim and sue for a refund, Company shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including related interest or penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance. Company’s control of the contest shall be limited to issues that may impact Gross-Up Payments or reduction in Payments under this Section 10, and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f)	If, after the receipt by Employee of an amount advanced by Company pursuant to Subsection 10(e), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Company’s complying with the requirements of Subsection 10(e)) promptly pay to Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Company pursuant to Subsection 10(e), a determination is made that Employee shall not be entitled to any refund with respect to such claim and Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

(g)	Any payment under this Section 10 must be made by Company no later than the end of the Employee’s tax year following the Employee’s tax year in which the Employee remits the related tax payments.
     11. Non-Delegation of Employee’s Rights. The obligations, rights and benefits of Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.
     12. Confidential Information. Employee acknowledges that he will occupy a position of trust and confidence and will have access to and learn substantial information about Company and its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of Company and its affiliates. Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of Company and/or its affiliates, as the case may be. Employee will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to Company’s or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by Company or any of its affiliates, nor will Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this Section 12. Accordingly, Employee agrees that during the Employment Term and at all times thereafter he will not disclose, or permit or encourage anyone else to disclose, any such information, nor will he utilize any such information, either alone or with others, outside the scope of his duties and responsibilities with Company and its affiliates.
     13. Non-Competition.
(a)	During Employment Term Employee agrees that, during the Employment Term, he will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to Company and its affiliates, and he will not engage in any way whatsoever, directly or indirectly, in any business that is a direct competitor with Company’s or its affiliates’ principal business, nor solicit customers, suppliers or employees of Company or affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with Company’s or its affiliates’ principal business. In addition, during the Employment Term, Employee will undertake no planning for or organization of any business activity competitive with the work he performs as an employee of Company, and Employee will not combine or conspire with any other employee of Company or any other person for the purpose of organizing any such competitive business activity.

(b)	After Employment Term. The parties acknowledge that Employee will acquire substantial knowledge and information concerning the business of Company and its affiliates as a result of his employment. The parties further acknowledge that the scope of business in which Company and its affiliates are engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. Competition by Employee in that business after the Employment Term would severely injure Company and its affiliates. Accordingly, for a period of one (1) year after Employee’s employment terminates for any reason whatsoever, except as otherwise stated herein below, Employee agrees: (1) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that directly competes with Company or its affiliates in their principal products and markets; and (2), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of Company or an affiliate. Notwithstanding any of the foregoing provisions to the contrary, Employee shall not be subject to the restrictions set forth in this Subsection 13(b) if: (i) Employee’s employment is terminated by Company without Cause; (ii) Employee terminates employment for Good Reason; or (iii) Employee’s employment is terminated as a result of Company’s unwillingness to extend the Employment Term.
(c)	Exclusion. Working, directly or indirectly, for any of the following entities shall not be considered competitive to Company or its affiliates for the purpose of this Section 13: (i) Fidelity National Financial, Inc., its affiliates or their successors; (ii) the Lender Processing Services division of Fidelity National Information Services, Inc. or its affiliates following the spin-off publicly announced on October 25, 2007, its affiliates or their successors; or (iii) Fidelity National Information Services, Inc. or its affiliates or their successors if this Agreement is assumed by a third party as contemplated in Section 21.
     14. Return of Company Documents. Upon termination of the Employment Term, Employee shall return immediately to Company all records and documents of or pertaining to Company or its affiliates and shall not make or retain any copy or extract of any such record or document, or any other property of Company or its affiliates.
     15. Improvements and Inventions. Any and all improvements or inventions that Employee may make or participate in during the Employment Term, unless wholly unrelated to the business of Company and its affiliates and not produced within the scope of Employee’s employment hereunder, shall be the sole and exclusive property of Company. Employee shall, whenever requested by Company, execute and deliver any and all documents that Company deems appropriate in order to apply for and obtain patents or copyrights in improvements or inventions or in order to assign and/or convey to Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents, copyrights or applications.
     16. Actions. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that Company will not have an adequate remedy at law in the event of a failure by Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, it is agreed between and hereby acknowledged by the parties that, in the event of a breach by Employee of any of the obligations of this Agreement, Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel Employee to perform as agreed herein. Employee hereby acknowledges that obligations under Sections and Subsections 12, 13(b), 14, 15, 16, 17 and 18 shall survive the termination of employment and be binding by their terms at all times subsequent to the termination of employment for the periods specified therein. Nothing herein shall in any way limit or exclude any other right granted by law or equity to Company.
     17. Release. Notwithstanding any provision herein to the contrary, Company may require that, prior to payment of any amount or provision of any benefit under Section 9 or payment of any Gross-Up Payment pursuant to Section 10 of this Agreement (other than due to Employee’s death), Employee shall have executed a complete release of Company and its affiliates and related parties in such form as is reasonably required by Company, and any waiting periods contained in such release shall have expired. With respect to any release required to receive payments owed pursuant to Section 9, Company must provide Employee with the form of release no later than seven (7) days after the Date of Termination and the release must be signed by Employee and returned to Company, unchanged, effective and irrevocable, no later than sixty (60) days after the Date of Termination.
     18. No Mitigation. Company agrees that, if Employee’s employment hereunder is terminated during the Employment Term, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by Company hereunder. Further, the amount of any payment or benefit provided for hereunder (other than pursuant to Subsection 9(a)(v) hereof) shall not be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits or otherwise.
     19. Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. This Agreement may be amended only by a written document signed by both parties to this Agreement.
     20. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any litigation pertaining to this Agreement shall be adjudicated in courts located in Duval County, Florida.
     21. Successors. This Agreement may not be assigned by Employee. In addition to any obligations imposed by law upon any successor to Company, Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure of Company to obtain such assumption by a successor shall be a material breach of this Agreement. Employee agrees and consents to any such assumption by a successor of Company, as well as any assignment of this Agreement by Company for that purpose. As used in this Agreement, “Company” shall mean Company as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law.
     22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     23. Attorneys’ Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be promptly paid by the other party its reasonable legal fees, court costs, litigation expenses, all as determined by the court and not a jury, and such payment shall be made by the non-prevailing party no later than the end of the Employee’s tax year following the Employee’s tax year in which the payment amount becomes known and payable; provided, however, that on or after a Change in Control, and following Employee’s termination of employment with the Company, if any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, Company shall pay (on an ongoing basis) to Employee to the fullest extent permitted by law, all legal fees, court costs and litigation expenses reasonably incurred by Employee or others on his behalf (such amounts collectively referred to as the “Reimbursed Amounts”); provided, further, that Employee shall reimburse Company for the Reimbursed Amounts if it is determined that a majority of Employee’s claims or defenses were frivolous or without merit. Requests for payment of Reimbursed Amounts, together with all documents required by the Company to substantiate them, must be submitted to Company no later than ninety (90) days after the expense was incurred. The Reimbursed Amounts shall be paid by Company within ninety (90) days after receiving the request and all substantiating documents requested from Employee. The payment of Reimbursed Amounts during Employee’s tax year will not impact the Reimbursed Amounts for any other taxable year. The rights under this Section 23 shall survive the termination of employment and this Agreement until the expiration of the applicable statute of limitations.
     24. Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants in this Agreement.

     25. Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:
     To Company:
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: General Counsel
     To Employee:
Eric Swenson
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
     26. Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.
     27. Tax Withholding. Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings Company is required to deduct pursuant to state, federal or local laws.
     28. Code Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”). Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.
     IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
By:	/s/ Lee A. Kennedy
Its: President and Chief Executive Officer

ERIC SWENSON
/s/ Eric Swenson

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